Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Visualant, Inc.: Lynn Felsinger
206 903 1351 - Lynn@visualant.net

Investor Relations
Paul DeRiso
Core Consulting Group
925-465-6088
paul@coreconsultingroup.com

Visualant Issues Shareholder Letter

Seattle, WA December 2, 2010, Visualant, Inc. (OTCBB: VSUL), a pioneer provider of industry-leading identification solutions, issued the following shareholder letter:

December 2, 2010

Dear Visualant Shareholders:

We recently completed the first demonstration unit of the Visualant Spectral Pattern Matching (SPM) technology. This world-class technology has been eagerly awaited by many in the fields of security, authentication and all forms of diagnostics who have viewed the technology in the laboratory. This demonstration unit has been a long time in making the transition from the lab bench to the approximate size of a smart phone. The demo unit provides an excellent opportunity to showcase the SPM technology to potential customers around the world. The demo unit size and portability is indicative of the low cost and form factor flexibility inherent in the Visualant technology. This demo unit now brings Visualant one step closer to commercialization. Our next step in this process is to work with our development team to create a Developer’s Kit to enable potential customers to create their own solutions utilizing SPM technology.

Our merger and acquisition strategy led us to TransTech Systems, Inc., our newly acquired subsidiary. TransTech brings its first-class reputation to our company. With annual revenues of approximately $10 million and a nationwide base of 500 dealers, TransTech brings Visualant close to the customer. Our stated goal is to grow the Company through additional acquisitions to $35 to $50 million in revenues. We are working closely with TransTech senior management to identify more acquisition opportunities in the security and authentication marketplace. At the same time we are working to organically grow the base TransTech business.

The demonstration unit had its first public unveiling at the TransTech Systems booth at the ASIS show in Dallas, TX, from October 12 to October 15. We had a very positive response at the show and again at the ISC Solutions Expo in New York City on November 1 to November 4, where TransTech also had a presence.

In a note after the trade shows Jim Gingo, TransTech President, wrote, “The TransTech booth was continually busy, with many interested parties looking at our 'fascinating' Visualant handheld prototype unit. Our staff set up a simple, but effective, demonstration that compared seemingly identical 4-color dye ribbons, showing a capability of the demo unit to distinguish between real and counterfeit ribbons (a large source of consternation in the card printing industry in particular.) As well, we were able to differentiate different types of plastic card stock and, yes, of course, even unmarked white powders.”

Jim Gingo’s respected position in the industry was acknowledged when the Security Industry Association held its annual meeting in New York in conjunction with the ISC Solutions Expo. Jim was elected to the Executive Committee of the Security Industry Association and became its Treasurer. Jim had previously served two terms on the Board of the association.

In mid-November, Jim Gingo, and Mark Scott, Visualant CFO, visited Japan and met with potential partners for Visualant and TransTech. They also met with a number of current Japanese investors in Visualant. The result of the meetings was an overtly positive response to the Visualant demo unit. We anticipate forming many new relationships in both product development and product deployment. These meetings were arranged by our two Visualant Board members from Japan, Dr. Masahiro Kawahata and Mr. Tom Arai. Many of you recall that Dr. Kawahata is a well-regarded scientist in Japan, formerly the head of the Fujitsu Research Center and a Professor at Tokai University. Mr. Arai is a prominent businessman in Japan and was a long-term member of the board of 7-Eleven and other major corporations.

The Visualant fiscal year ends on September 30, 2010. Our annual report in the form of our 10-K filing with the Securities and Exchange Commission will be filed around the end of the year. We expect to have a shareholders meeting early in 2011. Please be on the alert for notice of that meeting.

This is the second in an ongoing series of periodic newsletters to our shareholders. We will post these newsletters on the Visualant website at www.visualant.net. If we have an email address for you, we will send you a copy of these newsletters electronically. If you have not already done so, please enter your email and other information on the form on the website at: http://visualant.net/contactus.html.

In the meanwhile, thank you for your continued support. Please do not hesitate to be in touch with us if you have any questions. And, once again, please sign up on the website so that we can communicate with you.

Sincerely,

Ron Erickson

Chairman and Chief Executive Officer

About Visualant, Inc.

Visualant, Inc. develops low-cost, high-speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications. Its patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items. When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance. This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (SPM). SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar-code or biometric scanner.

Through its wholly owned subsidiary, TransTech Systems, Inc., the Company provides security and authentication solutions to security and law enforcement markets throughout the United States.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of Visualant, Inc. Specifically, we are exposed to various risks related to our revenue projections, our need for additional financing to support our technology development, acquiring or investing in new businesses and ongoing operations, the sale of a significant number of our shares of common stock could depress the price of our common stock, the market price of our common stock may be volatile, and we may incur losses in the future. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.